Exhibit 99.1

Flexsteel Reports Third Quarter Results

DUBUQUE, Iowa--(BUSINESS WIRE)--April 20, 2017--(Revised) Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported third quarter and fiscal year-to-date financial results.

Financial Highlights for the Quarter:

  Net sales were $120.8 million; and
  Net income was $7.6 million.

Financial Highlights for the Nine Months:

  Net sales were $351.3 million;
  Net income was $17.8 million;
  Dividends paid were $4.5 million; and
  Ending cash balance was $37.6 million with no borrowings.

The following table compares net sales for the quarters ended March 31, (in millions):

	2017	2016	$ Change	% Change
Residential	$102.6	$105.8	$(3.2)	-3.0%
Contract	18.2	19.6	(1.4)	-7.1%
Total	$120.8	$125.4	$(4.6)	-3.7%

The following table compares net sales for the nine months ended March 31, (in millions):

	2017	2016	$ Change	% Change
Residential	$296.8	$317.8	$(21.0)	-6.6%
Contract	54.5	59.5	(5.0)	-8.4%
Total	$351.3	$377.3	$(26.0)	-6.9%

Net sales were $120.8 million for the quarter ended March 31, 2017, compared to net sales of $125.4 million in the prior year quarter, a decrease of 3.7%. Net sales were $351.3 million for the nine months ended March 31, 2017, compared to record net sales of $377.3 million in the prior year period, a decrease of 6.9%. Lower net sales are primarily due to decreased volume, reflecting lower retail demand when compared to the prior period record results.

Gross margin as a percent of net sales for the quarter ended March 31, 2017 was 23.6% compared to 22.9% for the prior year quarter. For the nine months ended March 31, 2017, gross margin as a percent of net sales was 23.3% compared to 22.3% for the prior year period. Gross margin improvement is primarily due to changes in product mix.

Selling, general and administrative (SG&A) expenses were 14.6% of net sales in the current year quarter, compared to 15.5% of net sales in the prior year quarter. The percentage improvement in SG&A expenses is primarily due to the net reimbursement of legal costs described below offset by $0.8 million or 0.7% of net sales incurred designing and developing a new business information system.

For the nine month period ended March 31, 2017, SG&A expenses were 15.6% of net sales compared to 15.2% of net sales in the prior period. The SG&A increase is primarily due to $2.0 million or 0.6% of net sales related to the business information system project.

SG&A expenses for the current and prior year quarters include reimbursements, net of recovery expenses, related to Indiana litigation of $1.1 million and $0.6 million, respectively. SG&A expenses for the current and prior year nine month periods include reimbursements, net of recovery expenses, related to Indiana litigation of $0.9 million and $0.4 million, respectively.

Reported in the Consolidated Statements of Income as “Litigation settlement reimbursements” is $1.2 million or $0.09 per share and $2.0 million or $0.16 per share during the third quarters ended March 31, 2017 and 2016, respectively. For the nine months ended March 31, 2017 and 2016, the reimbursements total $1.2 million or $0.09 per share and $2.3 million or $0.19 per share, respectively. The recovery of litigation settlement and defense costs from insurance carriers is now complete and the Indiana litigation against insurance carriers has been closed.

The above factors resulted in net income of $7.6 million or $0.96 per share for the quarter ended March 31, 2017, compared to $6.9 million or $0.89 per share in the prior year quarter. For the nine months ended March 31, 2017, net income was $17.8 million or $2.26 per share compared to $18.1 million or $2.33 per share in the prior year period.

Working capital (current assets less current liabilities) at March 31, 2017 was $155 million compared to $143 million at June 30, 2016. Primary changes in working capital include increases in investments of $10 million, inventory of $7 million and accounts payable of $5 million.

For the nine months ended March 31, 2017, the Company paid $9.8 million for capital expenditures including $7.7 million invested to upgrade the business information system. Dividend payments increased 10% to $4.5 million from $4.1 million during the nine month periods ended March 31, 2017 and 2016, respectively.

All earnings per share amounts are on a diluted basis.

Outlook

The Company believes that demand for furniture products in the United States has improved as consumer confidence has stabilized. Net sales for the fourth fiscal quarter are expected to remain steady with the current quarter, which would result in the second highest fiscal year net sales compared to the prior year record. The Company continues focusing on streamlining product introductions to increase sales and controlling discretionary spending.

Through March 31, 2017, “Property, plant & equipment, net” in the Consolidated Condensed Balance Sheets includes $9.2 million for business information software and development. The Company has completed the design phase of the project and has progressed to the first of three development and testing cycles. Following successful testing, the Company will enter the training and readiness phase of the project for associates, customers and suppliers. When this phase indicates readiness, the business information system will be implemented. The Company anticipates this work can be completed during the fiscal year ending June 30, 2018.

For the remainder of fiscal year 2017, the Company expects to have the following expenditures:

  $3.7 million for capital expenditures and $1.0 million as SG&A expense for upgrading the business information system to better meet market conditions, customer requirements and increase operating efficiency; and
  $1.0 million in operating capital expenditures.

The Company believes it has adequate working capital and borrowing capabilities to meet these requirements.

The Company remains committed to its core strategies, which include providing a wide range of quality product offerings and price points to the residential and contract markets, combined with a conservative approach to business. The Company will maintain its focus on a strong balance sheet through emphasis on cash flow and increasing profitability. The Company believes these core strategies are in the best interest of our shareholders.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) was incorporated in 1929 and is one of the oldest and largest manufacturers, importers and marketers of residential and contract upholstered and wooden furniture products in the United States. Product offerings include a wide variety of upholstered and wood furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. The Company’s products are intended for use in home, office, hotel, healthcare and other contract applications. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which our name “Flexsteel” is derived. The Company distributes its products throughout the United States through the Company’s sales force and various independent representatives.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(in thousands)

	March 31,	June 30,
	2017	2016

ASSETS

CURRENT ASSETS:
Cash	$37,598	$36,780
Investments	9,991	--
Trade receivables, net	43,644	44,618
Inventories	92,698	85,904
Other	8,401	9,141
Total current assets	192,332	176,443

NONCURRENT ASSETS:
Property, plant, and equipment, net	68,949	64,124
Other assets	5,064	6,329

TOTAL	$266,345	$246,896

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$16,004	$11,023
Accrued liabilities	20,884	22,334
Total current liabilities	36,888	33,357

LONG-TERM LIABILITIES:
Other long-term liabilities	3,968	3,889
Total liabilities	40,856	37,246

SHAREHOLDERS’ EQUITY	225,489	209,650

TOTAL	$266,345	$246,896

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
NET SALES	$120,750	$125,400	$351,330	$377,342
COST OF GOODS SOLD	(92,304)	(96,684)	(269,506)	(293,073)
GROSS MARGIN	28,446	28,716	81,824	84,269
SELLING, GENERAL AND ADMINISTRATIVE	(17,588)	(19,443)	(54,846)	(57,433)
LITIGATION SETTLEMENT REIMBURSEMENTS	1,175	2,030	1,175	2,280
OPERATING INCOME	12,033	11,303	28,153	29,116
OTHER INCOME (EXPENSE):
Other income (expense)	101	(60)	252	6
Interest expense	--	(9)	--	(69)
Total	101	(69)	252	(63)
INCOME BEFORE INCOME TAXES	12,134	11,234	28,405	29,053
INCOME TAX PROVISION	(4,510)	(4,290)	(10,640)	(10,980)
NET INCOME	$7,624	$6,944	$17,765	$18,073

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	7,804	7,622	7,770	7,568
Diluted	7,922	7,836	7,872	7,771

EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.98	$0.91	$2.29	$2.39
Diluted	$0.96	$0.89	$2.26	$2.33

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)
	Nine Months Ended
	March 31,
	2017	2016

OPERATING ACTIVITIES:
Net income	$17,765	$18,073
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	6,038	5,528
Stock-based compensation expense	1,364	1,024
Deferred income taxes	953	1,764
Excess tax benefit from share-based payments	(1,401)	(1,193)
Change in provision for losses on accounts receivable	--	15
(Gain) loss on disposition of capital assets	(147)	15
Gain on life insurance policies	--	(346)
Changes in operating assets and liabilities	(884)	7,211
Net cash provided by operating activities	23,688	32,091

INVESTING ACTIVITIES:
Net purchases of investments	(10,095)	(197)
Proceeds from sale of capital assets	147	27
Proceeds from life insurance policies	--	2,836
Capital expenditures	(9,764)	(7,116)
Net cash used in investing activities	(19,712)	(4,450)

FINANCING ACTIVITIES:
Dividends paid	(4,499)	(4,077)
Proceeds from issuance of common stock	1,071	1,403
Shares issued to employees, net of shares withheld	(1,131)	(164)
Excess tax benefit from share-based payments	1,401	1,193
Repayments of current notes payable	--	(11,904)
Net cash used in financing activities	(3,158)	(13,549)

Increase in cash	818	14,092
Cash at beginning of period	36,780	1,282
Cash at end of period	$37,598	$15,374

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, Chief Financial Officer, 563-585-8392